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                                                                    EXHIBIT 10.5




                              EMPLOYMENT AGREEMENT

This Employment Agreement ("this Agreement") is made effective as of March 15, 1998, by and between Chicken Kitchen Corporation, ("the Employer"), of 5415 Collins Avenue, Suite 305, Miami Beach, Florida 33140 and Mr. Frank Blackman, ("the Employer"), of 2830 La Paz Avenue, Cooper City, Florida 33026.

               A. Employer is engaged in the business of grilled chicken fast food restaurants.

               B.   Employer desires to have the services of the Employee.

               C.   Employee is willing to be employed by Employer.

Therefore, the parties agree as follows:

         1. EMPLOYMENT & COMPENSATION. Employer shall employ Employee as a Vice President of Franchising or as prescribed by the President & CEO. Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of Employer and the Employer's supervisory personnel. Employee shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by Employer. A sign on bonus of 10,000 shares of "CKKC" will be given upon joining the Company. The annual salary shall be based on $80,000.00, and paid monthly at the end of each month. The annual compensation will include an annual bonus, based on the number of "CK" franchises sold in the preceding 12 months period (5 "CK"=$10,000, 10 "CK"=$20,000, 15 "CK"=$40,000, 20 "CK"=$60,000), or to be determined by the
President in case the number of franchises are below 5. Also, the employee will be included in the Company's stock option plan, with 100,000 common shares to be issued at 0.65 cts, which is the closing price at the time of signing this agreement. If Employee leaves the Company before the end of his employment contract, all shares in the stock option plan will revert back to the Company. A monthly car allowance of $750.00 will also be provided, to cover lease, insurance and all other costs associated with the running of the car. Medical insurance will also be paid by the Company, life insurance in the amount of $250,000 and long term disability to age 65.

         2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be






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provided at such place(s) as the needs, business, or opportunities of the
Employer may require from time to time.

         3. CONFIDENTIALITY. Employee recognizes that Employer has and will have information regarding the following: - products - future plans - business affairs - trade secrets - technical matters - copyrights and other vital information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

         4. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

         5. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 24 month period after the termination of Employee's employment.

         6. NON-COMPETE AGREEMENT. Employee recognizes that the various items of Information are special and unique assets of the Company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to Employee, Employee agrees and covenants that for a period of 12 months following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in the grilled, rotisserie, broiled, and other non-fried chicken concept. This does not include restaurants with beef or fish as main items in concept or menu. This covenant shall apply to the geographical area that includes United States of America. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent,
(ii) becoming an employee of any third party that is engaged in such business,
(iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business. Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood.

         7. VACATION. Employee shall be entitled to 2 weeks of paid vacation for each year of employment beginning on the first day of Employee's employment. Such vacation must be taken at a time mutually convenient to Employer and Employee, and must be approved by Employer. Requests for vacation shall be submitted to Employee's immediate supervisor 30 days in advance of the requested date such vacation would commence.





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         8. HOLIDAYS. Employee shall be entitled to the following holidays with pay during each calendar year: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.


         9. TERM/TERMINATION. Employee's employment under this Agreement shall be for 2 years, beginning on March 1, 1998. If Employee wishes to terminate this agreement, he must give 60 days notice. If Employer chooses [sic] to terminate for anything other than cause, Employer will pay 90 days severance upon notification of termination. If Employer terminates Employee, Employee shall also be entitled to open 3 "CK" franchises, and will not be obligate to pay the then current $25,000 franchise fee, for a total value of $75,000. If no termination occurs, this contract will automatically renew itself at the end of the 2 year period. If Employee is in violation of this Agreement, Employer may terminate employment without notice and with compensation to Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

         10. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control which is Employer's property or related to Employer's business. Such obligation shall be governed by any separate confidentially or proprietary rights agreement signed by the Employee.

         11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

         Employer:

         Chicken Kitchen Corporation
         Mr. Christian de Berdouare
         President and CEO
         5415 Collins Avenue, Suite 305
         Miami Beach, Florida  33140

         Employee:

         Mr. Frank Blackman
         2830 La Paz Avenue
         Cooper City, Florida  33026

         Such addresses may be changed from time to time by either party by providing written notice in the manner set forth below.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promised or conditions in any other agreement whether oral or written. This





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Agreement supersedes any prior written or oral agreements between the parties.

         13. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

         14. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

         Employer:
                    Chicken Kitchen Corporation




         By:
                    Mr. Christian de Berdouare
                    President & CEO


         AGREED TO AND ACCEPTED, THIS 3RD DAY OF FEBRUARY 1998



         Employee:


         By:
             Mr. Frank Blackman







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